Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
Fuel Systems Solutions, Inc.
New York, New York
We hereby consent to the incorporation by reference in the Prospectus constituting a part of this Registration Statement on Form S-8 of our report dated March 6, 2009, except as to Note 21, which is as of May 29, 2009, relating to the consolidated financial statements included in Form 8-K filed on May 29, 2009, and our reports dated March 6, 2009 on the effectiveness of Fuel System Solutions, Inc.’s internal control over financial reporting, and financial statement schedule of Fuel Systems Solutions, Inc. appearing in the Company’s Annual Report on Form 10-K for the year ended December 31, 2008.
/s/ BDO Seidman, LLP
BDO Seidman, LLP
Costa Mesa, California
September 2, 2009